As filed with the Securities and Exchange Commission on August 31, 1999
                           Registration No. 333-_____
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                    FORM S-3
                             REGISTRATION STATEMENT
                           The Securities Act of 1933

                            The ServiceMaster Company
             (Exact name of registrant as specified in its charter)

Delaware                    One ServiceMaster Way                     36-3858106
(State or other         Downers Grove, Illinois 60515           (I.R.S. Employer
jurisdiction of                 (630) 271-1300               Identification No.)
incorporation or (Address, including zip code, and telephone number,
organization)    including area code, of Registrant's principal
                 executive offices)

                             Vernon T. Squires, Esq.
                    Senior Vice President and General Counsel
                            The ServiceMaster Company
                              One ServiceMaster Way
                       Downers Grove, Illinois 60515-1700
                                 (630) 271-1300

 (Name, address, including zip code, and telephone number, including area code, of agent for service)

 Copies of all communications, including communications sent to agent for service, should be sent to:

                              Robert S. Osborne, PC
                                Kirkland & Ellis
                             200 East Randolph Drive
                             Chicago, Illinois 60601
                                 (312) 861-2000


         Approximate  date of  commencement  of proposed sale to the public:
As soon as practicable after the effectiveness of this Registration Statement.
         If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, check the following box.|_|
         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest investment plans, check the following box.|X|
         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement of the same offering.|_|
         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.|_|
         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.|_|


                                            CALCULATION OF REGISTRATION FEE
=========================================================================================================================
                                                       Amount to    Proposed Maximum    Proposed Maximum     Amount of
                                                           be        Offering Price         Aggregate      Registration
Title of Each Class of Securities to be Registered     Registered     Per Unit (1)       Offering Price         Fee
-------------------------------------------------------------------------------------------------------------------------
Common Stock, par value $.01 per share, and related      87,627          $16,313           $1,429,459         $397.39
Preferred Stock Purchase Rights
=========================================================================================================================

(1) Reflects the average of the high and low prices on the New York Stock Exchange Composite Tape on August 26, 1999, pursuant to Rule 457(c) under the Securities Act of 1933, as amended.

(2) The value attributable to the Preferred Stock Purchase Rights is reflected in the value attributable to the Common Stock.

         The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

================================================================================

================================================================================

                                  87,627 Shares

                            THE SERVICEMASTER COMPANY


                                  Common Stock
                           (par value $0.01 per share)


The 87,627 shares of Common Stock of The                    This Prospectus provides you with detailed information
ServiceMaster Company which are offered to the              about ServiceMaster.  We encourage you to read this
public by this Prospectus (the "Shares") are shares         entire document carefully.  In addition, you may obtain
that may be sold from time to time by the person            information about ServiceMaster from documents that we
identified below as the "Selling Stockholder".              have filed with the Securities and Exchange Commission.
ServiceMaster will not receive any part of the
proceeds from the sale of the Shares.                       This Prospectus is dated [_____, 1999].  You should be
                                                            aware that the delivery of this Prospectus and the sale
The Common Stock is listed on the New York Stock            of Common Stock pursuant to this Prospectus will not in
Exchange, Inc. under the symbol "SVM".  On August           any way create an implication that the information
26, 1999, the closing sale price of the Common              contained in this Prospectus is accurate or complete at
Stock on the NYSE was $16.313 per share.                    any time after [_______], 1999.

                                                            We are not making an offer of Common Stock in any state
                                                            where such an offer is not permitted.





             ------------------------------------------------------

               Neither the SEC nor any state securities regulators
               have approved or disapproved the Common Stock to be
                sold under this Prospectus or determined if this
                     Prospectus is accurate or adequate. Any
              representation to the contrary is a criminal offense.

             ------------------------------------------------------

                       WHERE YOU CAN FIND MORE INFORMATION

         We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information we filed at the public reference facilities of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Regional Offices of the SEC at Seven World Trade Center, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Chicago, Illinois 60661-2511. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from commercial document retrieval services and at the web site maintained by the SEC at http://www.sec.gov.

         Our Common Stock is traded on the New York Stock Exchange, Inc. (the "NYSE") under the symbol "SVM". You can inspect our reports and other information at the offices of the NYSE, 20 Broad Street, New York, New York 10005.

         ServiceMaster filed a Registration Statement on Form S-3 to register with the SEC the Common Stock offered by this Prospectus. As allowed by SEC rules, this Prospectus does not contain all the information you can find in the Registration Statement or the exhibits to the Registration Statement.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The following documents filed by the Company (File No. 1-14762) with the Commission are hereby incorporated by reference into this Prospectus:

(1) The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1998;

(2) The Company's Quarterly Reports on Form 10-Q for the three-month period ended March 31, 1999 and the three-month period ended June 30, 1999;

(3) The Company's Current Reports on Form 8-K, filed August 16, 1999, July 28, 1999, April 27, 1999, March 18, 1999, March 16, 1999, January 26, 1999 and
     January 6, 1999; and

(4)  The Company's Proxy Statement dated March 23, 1999.

         All documents which we file with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering covered by this Prospectus shall be deemed to be incorporated by reference into this Prospectus from the date of filing of such documents. Any statement contained in this Prospectus or in any document incorporated or deemed to be incorporated by reference in this Prospectus shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained in this Prospectus or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this Prospectus modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

         At the request of anyone to whom this Prospectus is delivered, we will provide at no charge a copy of any and all information that has been or may be incorporated by reference into this Prospectus. Requests for this information should be directed to: The ServiceMaster Company, One ServiceMaster Way, Downers Grove, Illinois 60515-1700, Attention: Secretary, telephone (630) 271-1300.



                   SPECIAL NOTE ON FORWARD-LOOKING STATEMENTS

         This Prospectus contains or incorporates by reference certain forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act and the Company intends that such forward-looking statements be subject to the safe harbors created thereby. Such forward-looking statements involve risks and uncertainties and include, but are not limited to, statements regarding future events and the Company's plans, goals and objectives. Such statements are generally accompanied by words such as "intend," "anticipate," "believe," "estimate," "expect" or similar statements. The Company's actual results may differ materially from such statements. Factors that could cause or contribute to such differences are set forth below as well as those factors discussed elsewhere in this Prospectus and in the documents incorporated in this Prospectus by reference. Although the Company believes that the assumptions underlying its forward-looking statements are reasonable, any of the assumptions could prove inaccurate and, therefore, there can be no assurance that the results contemplated in such forward-looking statements will be realized. The inclusion of such forward-looking information should not be regarded as a representation by the Company or any other person that the future events, plans or expectations contemplated by the Company will be achieved.

         Seasonality and Impact of Weather Conditions. The Company's lawn care and pest control businesses are highly seasonal in nature, with a significant portion of their net revenues occurring in the spring and summer months of each year. Adverse weather conditions can have a negative impact on the demand for the Company's lawn care and pest control services.

         Increased Competition. The service industries in which the Company operates are highly competitive with limited barriers to entry. The entry of new competitors into one or more of the markets served by the Company could impact the demand for the Company's services as well as impose additional pricing pressures.

         Labor Shortages. Most of the services provided by the Company are highly labor intensive. In the event of a labor shortage, the Company may experience difficulty in delivering its services in a high-quality manner and may be forced to increase wages in order to attract a sufficient number of employees, which could result in higher operating costs for the Company.

         Continued Consolidation of the U.S. Hospital Market. In recent years, there has been an on-going consolidation of hospitals in the healthcare market. This continued consolidation could adversely impact the level of demand for the Company's healthcare management services and the prices for which the Company can charge for such services.

         Fluctuations in the General Economy. Demand for the Company's services is significantly affected by the general level of economic activity in the United States. In an economic downturn, the demand for the Company's services may decrease and the Company may face pricing pressure from its customers and increased competition from other companies.

         Ability to Continue Acquisition Strategy. The Company plans to continue to pursue opportunities to expand through acquisitions. The Company's ability to continue to make strategic acquisitions at reasonable prices and to integrate the acquired businesses are important factors in the Company's future growth.

                                   THE COMPANY

         ServiceMaster, with operating revenue of approximately $4.7 billion in 1998, is one of the largest providers of residential services to individual consumers, commercial services to businesses and supportive management services to businesses and institutions in the United States. In addition, we have operations in 41 countries around the world.

         Our consumer/commercial services business, conducted through subsidiaries of ServiceMaster Consumer Services Limited Partnership, provides services to over 10.5 million residential and commercial customers world-wide under leading brand names which include:

           TruGreen-ChemLawn for lawn, tree and shrub care and indoor plant maintenance;

           TruGreen-LandCare (formerly LandCare USA) for commercial landscape management and tree service.

           Terminix for termite and pest control services;

           American Home Shield and AmeriSpec for home system and appliance warranty contracts and home inspection services;

           Rescue Rooter for plumbing and drain cleaning services;

           American   Residential   Services   for  heating,   ventilation   air
conditioning and refrigeration services.

           ServiceMaster   Residential/Commercial   Services   for    heavy-duty
residential and commercial cleaning and disaster restoration services;

           Merry Maids for residential maid services; and

           Furniture  Medic  for  on-site   furniture   repair  and  restoration
services.



         Our management services business, ServiceMaster Management Services, provides facilities management services to over 2,000 customers in the health care, education, and business and industrial markets. These services include plant operations and maintenance, housekeeping, grounds and landscaping, clinical equipment management, food service, laundry and linen services, total facilities management and other services.

         These services comprise the "ServiceMaster Quality Service Network" and may be accessed easily by calling a single toll-free telephone number: 1-800-WE SERVE.

     The principal executive offices of ServiceMaster are located at One ServiceMaster Way, Downers Grove, Illinois 60515-1700 and its telephone number is (630) 271-1300. The Company maintains a website on the Internet at http://www.ServiceMaster.com. The Company's website and the information contained therein are not a part of this Prospectus.

                               RECENT DEVELOPMENTS


On July 26, 1999, we reported record second quarter revenues of $1.5 billion, up 23 percent over the second quarter ended June 30, 1998, reflecting strong growth from both base operations and acquisitions. Net income before non-recurring unusual items was $69 million, up 23 percent over second quarter 1998. Earnings per share before non-recurring items increased 16 percent to $.22. During the quarter, we realized an after-tax gain of $30 million, relating primarily to the sale of our Premier automotive services business, and recorded a one-time after-tax charge of $81 million, relating to our diversified health services business. These items reduced net income from ongoing operations by $51 million. As a result, we reported net income of $18 million, with earnings per share of $.06. For the six months ended June 30, 1999, revenue increased 19 percent to $2.7 billion. Net income before non-recurring items rose 22 percent to $105 million, with earnings per share increasing 17 percent to $.34. Reported net income after non-recurring items was $54 million, with earnings per share of $.17.

On July 26, 1999, we announced that our board of directors elected C. William Pollard to serve as chief executive officer effective October 1, 1999. Pollard will continue to serve as chairman of the board of directors. Carlos H. Cantu, our current president and chief executive officer, will retire on October 1, 1999.

On July 26, 1999, we announced that the scope of services offered by our diversified health services business, which is conducted through our wholly-owned subsidiary ServiceMaster Diversified Health Services, would be substantially reduced. This business provides general management and other services to long-term care facilities. This decision was made in light of changes in government reimbursement policy and resulting financial difficulties of a number of our long-term care customers. We will reduce the scope of ancillary services offered, and eliminate future credit extension activities. The one-time diversified health services charge of $81 million includes $51 million for a write-down of goodwill and $30 million relating to customer receivables, loans, other investments and costs and the wind-down of certain ancillary services.

On January 4, 1999 we announced the completion of a strategic review of our home health care business, which is conducted through our wholly-owned subsidiary ServiceMaster Home HealthCare. In particular, we announced our decision to sell the direct operations of home health care agencies and certain support operations and to discontinue outsourced operation of home health care agencies. We will continue to provide consulting services to home health care agencies, hospices and other medical service providers.

On March 18, 1999 we completed our acquisition of LandCare USA, Inc. through a stock-for-stock merger. Approximately 10.2 million shares of our common stock (valued at approximately $192 million), representing about three percent of our then outstanding shares of common stock, were issued in this transaction. We also assumed debt of approximately $127 million in the transaction. The combination of LandCare with the existing operations of ServiceMaster, operating under the name TruGreen-LandCare, established us as a leading provider of commercial landscape services, which is a large and highly fragmented industry. The acquisition also allows significant integration opportunities with our TruGreen-ChemLawn subsidiary, a leading provider of lawn care services.

At the end of April 1999, we completed the acquisition of American Residential Services, Inc. The total American Residential Services acquisition cost was approximately $285 million, including assumed debt. The acquisition of American Residential Services established us as a leading provider of HVAC services to the residential and commercial sectors. In addition, American Residential Services has plumbing revenues that significantly increase the size of our Rescue Rooter plumbing business. This acquisition provides us with an opportunity to coordinate the services of American Residential Services with the needs of our American Home Shield subsidiary, which currently uses third-party contractors to provide plumbing, HVAC and electrical repairs under warranty products it markets to homeowners.

                                 USE OF PROCEEDS

         The Selling Stockholder will receive all of the proceeds from any sale of the Shares.

                               SELLING STOCKHOLDER

         The Shares covered by this Prospectus are being offered by or for the account of the Selling Stockholder listed in the table below (the "Selling
Stockholder"). On March 5, 1999, the Company acquired the business and substantially all of the assets of Turf Gard Company, Inc., an Ohio corporation, in exchange for 87,627 shares of Common Stock. Shortly after this transaction, the shares of Common Stock held by Turf Gard Company were distributed to William
E. Clutter, the sole shareholder of Turf Gard Company, in a complete liquidation of the Company. Neither the Selling Stockholder or any of his affiliates has had within the past three years any material relationship with the Company or any of its affiliates, except as described above and except as a result of their respective stock ownership of, and positions with, the Turf Gard Company.

     The following table sets forth certain information as of July 31, 1999 with respect to the shares of Common Stock held by the Selling Stockholder:


                                                              Shares Beneficially     Number            Shares
                                                                Owned Prior to       of Shares    Beneficially Owned
                                                                   Offering        Being Offered    After Offering
                                                              -------------------  -------------  ------------------
Selling Stockholder                                           Number      Percent                 Number     Percent
                                                              ------      -------                 ------     -------

William E. Clutter                                             87,627        *         87,627       --          --

*  Less than one percent

                          DESCRIPTION OF CAPITAL STOCK

         Under the Company's Amended and Restated Certificate of Incorporation (the "Restated Certificate"), the Company is authorized to issue 1,000,000,000 shares of Common Stock, par value $0.01 per share, and 11,000,000 shares of preferred stock, par value $0.01 per share (the "Preferred Stock"). As of July 31, 1999, approximately 311,900,000 shares of Common Stock (excluding treasury shares) were issued and outstanding and no shares of Preferred Stock were issued and outstanding. In addition, as of July 31, 1999 the Company had 11,250,000 shares of Common Stock approved for issuance under the Company's equity incentive plans, of which approximately 7,130,000 were subject to outstanding stock options. The number of authorized shares of Preferred Stock includes 1,000,000 authorized shares of Junior Participating Preferred Stock, Series A (the "Series A Preferred Stock") issuable pursuant to the rights agreement dated as of December 15, 1997 between the Company and Harris Trust and Savings Bank (the "Rights Plan"), none of which were outstanding as of June 30 1999. See "Stock Purchase Rights."

Common Stock

         Subject to the rights of the holders of any Preferred Stock, each holder of Common Stock on the applicable record date is entitled to receive such dividends as may be declared by the Board of Directors out of funds legally available therefor, and, in the event of liquidation, to share pro rata in any distribution of the Company's assets after payment of liabilities. Each holder of Common Stock is entitled to one vote for each share held of record on the applicable record date on all matters presented to a vote of stockholders. The outstanding Common Stock is, and the shares of Common Stock offered hereby by the Company will be, fully paid and non-assessable.

         Harris Trust and Savings Bank of Chicago, Illinois is the registrar and transfer agent for the Common Stock.

Stock Purchase Rights

         Each outstanding share of Common Stock includes, and each share of Common Stock offered hereby will include, one preferred stock purchase right (individually a "Right" and collectively the "Rights") provided under the Rights Plan. Each Right entitles the holder, until the earlier of December 11, 2007 or the redemption of the Rights, to buy one one-thousandth of a share of Series A Preferred Stock at a price of $130 per one one-thousandth of a share (as may be adjusted to reflect stock splits since the issuance of the Rights). The Series A Preferred Stock is nonredeemable and will have 1,000 votes per share (subject to adjustment). The Company has reserved 1,000,000 shares of Series A Preferred Stock for issuance upon exercise of such Rights.

         In the event that any person becomes the beneficial owner of 15% or more of the Company's Common Stock, the Rights (other than Rights held by the acquiring stockholder) would become exercisable for that number of shares of the Common Stock having a market value of two times the exercise price of the Right. Furthermore, if after any person becomes the beneficial owner of more than 15% or more of the Company's Common Stock, the Company is acquired in a merger or other business combination or 50% or more of its assets or earnings power were sold, each Right (other than Rights held by the acquiring person) would become exercisable for that number of shares of Common Stock (or securities of the surviving company in a business combination) having a market value of two times the exercise price of the Right.

         The Company may redeem the Rights at one cent per Right prior to the occurrence of an event that causes the Rights to become exercisable for Common Stock. The Board of Directors may terminate the Company's right to redeem the Rights under certain circumstances at any time after a group or person acquires 15% or more of the Common Stock.

         One Right will be issued in respect of each share of Common Stock issued before the earlier of December 11, 2007 or the redemption of the Rights. As of the date of this Prospectus, the Rights are not exercisable, certificates representing the Rights have not been issued and the Rights automatically trade with the shares of Common Stock. The Rights will expire on December 11, 2007, unless earlier redeemed.

Preferred Stock

         Shares of Preferred Stock may be issued from time to time in one or more series. The Board is authorized to determine and alter all rights, preferences and privileges and qualifications, limitations and restrictions thereof (including, without limitation, voting rights and the limitation and exclusion thereof) granted to or imposed upon any wholly unissued series of Preferred Stock and the number of shares constituting any such series and the designation thereof, to determine whether fractional shares can be issued in any particular series and, if so, the nature of the fractional interests which can be issued in that series, and to increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any series subsequent to the issue of shares of that series then outstanding. In case the number of shares of any series is so decreased, the shares constituting such reduction shall resume the status which such shares had prior to the adoption of the resolution originally fixing the number of shares of such series.

Certain Provisions of the Restated Certificate and By-Laws

         The following summary of certain provisions of the Restated Certificate and By-Laws of the Company (the "By-Laws") does not purport to be complete and is subject to and qualified in its entirety by reference to the Restated Certificate and the By-Laws, which are incorporated by reference as exhibits to the Registration Statement of which this Prospectus is a part.

         Classification of Directors. The Company's Restated Certificate and By-Laws provide that its Board of Directors shall be divided into three classes, each class being as nearly equal in number as reasonably practicable, and that at each annual meeting of the Company's stockholders, the successors to the Directors whose terms expire that year shall be elected for a term of three years. The number of Directors is fixed by the affirmative vote of the majority of the Directors then in office, but may not be less than three. Newly created Directorships and any vacancies on the Board of Directors are filled by a majority vote of the remaining Directors then in office, even if less than a quorum. Except in certain limited circumstances, no Director may be removed from the Board prior to the time such person's term would expire unless (i) such removal is for cause and (ii) such removal has been approved by the affirmative vote of the holders of 67% of the outstanding voting shares of the Company. The Restated Certificate requires that a majority of the members of the Board be "independent directors," which is defined to generally include any person (i) who is not and has not been employed by any ServiceMaster unit within one year;
(ii) is not a "Related Person" (as in this Prospectus after defined) and has not been employed by a Related Person within one year; (iii) is not a party to any agreement, requirement or arrangement under which such person may be obligated to act in his or her capacity as a Director in accordance with instructions provided by any person who is not independent (including, but not limited to, a Related Person); and (iv) is not subject to any relationship, arrangement or circumstance (including any relationship with a Related Person) which, in the judgment of a majority of the independent Directors (the "Independent Board Majority") is reasonably possible will interfere with such person's exercise of independent judgment as a Director.

         Special Meetings. The By-Laws provide that stockholder action can be taken only at an annual or special meeting of stockholders and cannot be taken by written consent in lieu of a meeting. The By-Laws provide that, except as otherwise required by law, special meetings of the stockholders can only be called pursuant to a resolution adopted by a majority of the Board of Directors. Stockholders are not permitted to call a special meeting or to require the Board to call a special meeting.

         Approval of Certain Business Combinations. The Restated Certificate provides that the affirmative vote of the holders of not less than 80% of the outstanding shares of the Common Stock held by stockholders other than a "Related Person" (any person or entity which, together with its affiliates and associates, beneficially owns in the aggregate 15% or more of the outstanding Common Stock and any affiliate or associate of such person or entity) is required for the approval or authorization of any "Business Combination" (as in this Prospectus after defined) of the Company with any Related Person; provided, that the foregoing 80% voting requirement is not applicable if an "Independent Board Majority" (a majority of the group comprised of all individuals who are independent sitting directors) either (a) has expressly approved in advance the acquisition of the outstanding shares of Common Stock that caused such Related Person to become a Related Person or (b) has expressly approved such Business Combination either in advance of or subsequent to such Related Person's having become a Related Person. The term "Business Combination" is defined under the Restated Certificate to mean (a) any merger or consolidation of the Company or a subsidiary of the Company with or into a Related Person; (b) any sale, lease, exchange, transfer or other disposition of all or any substantial part (as defined in the Restated Certificate) of the assets either of the Company (including without limitation any voting securities of a subsidiary) or of a subsidiary of the Company to a Related Person; (c) any merger or consolidation of a Related Person with or into the Company or a subsidiary of the Company; (d) any sale, lease, exchange, transfer or other disposition of all or any substantial part of the assets of a Related Person to the Company or a subsidiary of the Company; (e) the issuance of any securities of the Company or a subsidiary of the Company to a Related Person; (f) any recapitalization that would have the effect of increasing the voting power of a Related Person; and
(g) any agreement, contract or other arrangement providing for any of the transactions described in this definition of a Business Combination.

         Action By Written Consent. The By-Laws provide that a holder of Common Stock or any other class of stock at any time issued by the Company shall not have the right to take action by written consent. Rather, stockholders shall only have the right to act with respect to any particular issue at a meeting of stockholders at which that issue is properly up for a vote by stockholders.

         Stockholder Proposals. Stockholders are only entitled to make proposals to be voted upon by stockholders at an annual meeting if they comply with certain procedures set forth in the By-Laws, which require, among other things, that the proposing stockholder must deliver a written notice identifying such proposal to the office of the Company's General Counsel at the Company's headquarters no later than the close of business on the 60th day nor earlier than the close of business on the 90th day prior to the first anniversary of the preceding year's annual meeting; provided, however, that if the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice by the stockholder to be timely must be so delivered not earlier than the close of business on the 90th day prior to such annual meeting and not later than the close of business on the later of the 60th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made by the Company. At a special stockholders meeting, a stockholder's proposal will be timely for that meeting if it is actually delivered to the General Counsel's office at the Company's headquarters no later than the close of business on the 10th day following the day on which the Company first publicly announced the date of the special meeting and that a vote by stockholders will be taken at that meeting. Such stockholder's proposal notice must: (i) contain a description of the proposal, the reasons for the proposal and any material interest in such proposal by the proposing stockholder or the beneficial owner of the stockholder's record shares; (ii) contain an affirmation by the proposing stockholder that the stockholder satisfies the requirements specified in the By-Laws for presentation of such proposal; and (iii) as to the stockholder making the proposal and the beneficial owner, if any, on whose behalf the proposal is made (x) the name and address of such stockholder, as they appear on the Company's books, and of such beneficial owner and the telephone number at which each may be reached during normal business hours through the time for which the meeting is scheduled and (y) the class and number of shares of the Company which are owned beneficially and of record by such stockholder and such beneficial owner.

         Amendments to the Restated Certificate. The Restated Certificate provides that no change in the Restated Certificate shall be effective unless it shall have been approved by at least 80% of the Company's sitting directors and shall have received such other approvals as may have been required by the Company's By-Laws or by applicable law.

Certain Anti-Takeover Provisions of Delaware Law

         The Company is a Delaware corporation and is subject to Section 203 of the Delaware General Corporation Law. In general, Section 203 prevents an "interested stockholder" (defined generally as a person owning 15% or more of the Company's outstanding voting stock) from engaging in a "business combination" (as defined in Section 203) with the Company (or its majority-owned subsidiaries) for three years following the time such person became an interested stockholder unless: (i) before such person became an interested stockholder, the Company's Board of Directors approved the transaction in which the interested stockholder became an interested stockholder or approved the business combination; (ii) upon consummation of the transaction that resulted in the interested stockholder becoming an interested stockholder, the interested stockholder owns at least 85% of the Company's voting stock outstanding at the time the transaction commenced (excluding stock held by directors who are also officers of the Company and by employee stock plans that do not provide employees with the rights to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer); or (iii) at or following the transaction in which such person became an interested stockholder, the business combination is approved by the Company's Board of Directors and approved at a meeting of stockholders by the Affirmative vote of the holders of at least two-thirds of the Company's outstanding voting stock not owned by the interested stockholder. Under Section 203, the restrictions described above also do not apply to certain business combinations proposed by an interested stockholder following the earlier of the announcement or notification of one of certain extraordinary transactions involving the Company and a person who had not been an interested stockholder during the previous three years or who became an interested stockholder with the approval of a majority of the Company's directors, if such extraordinary transaction is approved or not opposed by a majority of the directors who were directors prior to any person becoming an interested stockholder during the previous three years or were recommended for election or elected to succeed such directors by a majority of such directors.

                              PLAN OF DISTRIBUTION

         The Shares may be sold from time to time to purchasers directly by the Selling Stockholder. Alternatively, the Selling Stockholder may from time to time offer the Shares to or through underwriters, broker-dealers or agents, who may receive compensation in the form of underwriting discounts, concessions or commissions from the Selling Stockholder or the purchasers of such securities for whom they may act as agents. The Selling Stockholder and any underwriters, broker-dealers or agents that participate in the distribution of the Shares may be deemed to be "underwriters" within the meaning of the Securities Act and any profit on the sale of such securities and any discounts, commissions, concessions or other compensation received by any such underwriter, broker-dealer or agent may be deemed to be underwriting discounts and commissions under the Securities Act. The Shares may be sold from time to time in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at varying prices determined at the time of sale or at negotiated prices. The sale of the Shares may be effected in transactions (which may involve crosses or block transactions) (i) on any national securities exchange or quotation service on which the Shares may be listed or quoted at the time of sale, (ii) in the over-the-counter market or (iii) otherwise than on such exchanges or in the over-the-counter market. To comply with the securities laws of certain jurisdictions, if applicable, the Shares will be offered or sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain jurisdictions the Shares may not be offered or sold unless they have been registered or qualified for sale in such jurisdictions or any exemption from registration or qualification is available and is complied with.

     The Selling Stockholder will be subject to applicable provisions of the Securities Act and the rules and regulations thereunder, which provisions may limit the timing of purchases and sales of any of the Shares by the Selling Stockholder. The foregoing may affect the marketability of such securities.

         The Selling Stockholder will be indemnified by the Company against certain liabilities, including certain liabilities under the Securities Act, or will be entitled to contribution in connection therewith. The Company will be indemnified by the Selling Stockholder against certain liabilities arising from or related to the information provided by the Selling Stockholder for use in this Prospectus, including certain liabilities under the Securities Act, or will be entitled to contribution in connection therewith.

         The Company has agreed to pay the cost of the registration of the Shares and the preparation of this Prospectus and Registration Statement under which it is filed. The expenses so payable by the Company are estimated to be approximately $45,000.

LEGAL MATTERS

         Certain legal matters regarding the Shares being offered hereby have been passed upon by Vernon T. Squires, Senior Vice President and General Counsel. As of July 31, 1999 Mr. Squires held directly 393,336 shares of Common Stock and indirectly through an investment partnership 61,189 shares of Common Stock and options to purchase an aggregate of 225,000 shares of Common Stock.

                                     EXPERTS

         The financial statements and schedule of the Company incorporated by reference in this Prospectus and elsewhere in the Registration Statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and incorporated by reference in reliance upon the authority of said firm as experts in giving said reports.



============================================================   ========================================================

         No  person  has  been   authorized   to  give  any
information  or to  make  any  representations  other  than
those contained in this Prospectus,  and, if given or made,                         87,627 Shares
such  information  or  representations  must not be  relied
upon as having been  authorized.  This  Prospectus does not
constitute  an  offer  to  sell or the  solicitation  of an
offer to buy any  securities  other than the  securities to
which it  relates  or an offer to sell or the  solicitation
of an offer to buy such securities in any  circumstances in
which such offer or solicitation  is unlawful.  Neither the
delivery  of this  Prospectus  nor any sale made  hereunder                   The ServiceMaster Company
shall, under any circumstances,  create an implication that
there  has been no  change in the  affairs  of the  Company
since the date hereof or that the information  contained in
this  Prospectus  is correct as of any time  subsequent  to                         Common Stock
its date.                                                                    (par value $.01 per share)




                     TABLE OF CONTENTS
                                                Page

Available Information                            2
Incorporation of Certain Documents
    by Reference                                 3                                   PROSPECTUS
Special Note on Forward-looking
    Statements                                   3
The Company                                      5
Recent Developments                              6
Use of Proceeds                                  7
Selling Stockholder                              7
Description of Capital Stock                     8
Plan of Distribution                            11
Legal Matters                                   12
Experts                                         12

                                                                                  August ___, 1999

============================================================   ========================================================

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  Other Expenses of Issuance and Distribution.

         The estimated expenses in connection with the issuance and distribution of the securities being registered, other than underwriting compensation, are:


SEC Registration Fee *                                    $398
NYSE Listing Fee                                         1,500
Legal Fees and Expenses                                  5,000
Accounting Fees and Expenses                             1,000
Printing and Engraving Fees                                  0
Miscellaneous                                            1,000
                                                         -----
                  Total                                 $8,898
                                                         =====

     *Actual. All other amounts are estimated.

ITEM 15. Indemnification of Directors and Officers of the Company.

         The ServiceMaster Company (the "Company") is incorporated under the laws of the State of Delaware. Section 145 of the DGCL, inter alia ("Section 145") provides that a Delaware corporation may indemnify any persons who were, are or are threatened to be made, parties to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation's best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was illegal. A Delaware corporation may indemnify any persons who are, were or are threatened to be made, a party to any threatened, pending or completed action or suit by or in the right of the corporation by reason of the fact that such person was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys' fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit, provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation's best interests, provided that no indemnification is permitted without judicial approval if the officer, director, employee or agent is adjudged to be liable to the corporation. Where an officer, director, employee or agent is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses that such officer or director has actually and reasonably incurred.

         Article Ten of the Restated Certificate ("Article Ten") provides that no person shall have any liability of any kind by reason of a Relevant Loss (defined below) caused in whole or in part by any act or failure to act which occurred while such person was an officer or director of the Company except: (i) obligations arising under the express terms of any written contract to which such person is a party; (ii) the obligation to return to the Company an amount up to the value actually realized by such person by stealing or by any other action which constitutes a criminal felony; (iii) any liability imposed by contract or applicable law which is founded on, arises from or is related to activities by such person (or such person's agents or affiliates) which are in competition with any business of the Company or any of its affiliates; and (iv) any other liability from which it shall not be possible to exempt such person under applicable law either as constituted on the date on which the Restated Certificate was filed with the Secretary of State of Delaware (the "Filing Date") or at any time thereafter. The term "Relevant Loss" designates and includes any loss, damage or expense of any kind (i) experienced for any reason by the Company or by any entity controlled by the Company; (ii) which any person may experience by reason of any purchase (or failure to purchase), maintenance of an interest in, sale (or failure to sell) or failure to obtain payment of any amount due on any note, debenture, preferred stock, common stock or other security issued or issuable by the Company or (iii) which shall otherwise be caused in whole or in part by or arise in connection with (or would not have occurred but for) such person's service as a director or officer of the Company. In addition, Article Ten provides that every director of the Company shall be exempt (except to the extent expressly set forth tin this Prospectus) from any personal liability to the Company or any of the Company's stockholders for monetary damages for breach of fiduciary duty as a director to the fullest extent permitted by (i) Section 102(b)(7) of the DGCL as constituted on the Filing Date or (ii) any provision of the law of the State of Delaware as constituted at any time after the December 11, 1991.

         Except as otherwise provided in the Restated Certificate, Article Eleven of the Restated Certificate ("Article Eleven") provides that the Company shall indemnify any person against, and shall reimburse such person for any amount which such person shall pay to satisfy, settle or otherwise deal with, any attempt to impose any liability or obligation of any kind upon such person if such attempt or such liability or obligation or both shall arise in connection with or by reason of, or would not have arisen but for, Covered Service by such person (or any agreement by such person to serve as a director or officer of the Company or to provide other Covered Service) including, but not limited to: (i) any claim resulting from any loss, injury, damage, harm or other disadvantage which the Company, any affiliate, any employee plan or any person who acquires, holds, or disposes of any interest in any security issued by the Company suffers or is alleged to have suffered; (ii) any claim resulting from any act or failure to act by any person which is (or is alleged to be) beyond the scope of his or her authority, contrary to instructions or orders or contrary to his or her duties or applicable law; and (iii) any attempt by any governmental authority or other person to impose any fine or penalty or to obtain any other recovery by reason of any actual or alleged breach of any law or other governmental requirement.

         The term "Covered Service" designates and includes: (a) service as a director or officer of the Company; (b) service by a person while he or she is an officer or director of the Company (i) as an agent or representative of the Company, (ii) in any other capacity with the Company, (iii) as a director, officer, employee, agent or representative of, or in any other capacity with, any affiliate, (iv) in any capacity with any Employee Plan (as defined tin this Prospectus), and (v) in any other capacity in which such person shall have been asked to serve by the Company's Board of Directors or Chief Executive Officer;
(c) any services which constituted "Covered Service" under the Amended and Restated Agreement of Limited Partnership for ServiceMaster Limited Partnership; and (d) any other service of any kind by any person with any organization or entity of any kind (whether or not affiliated with the Company) which shall be designated in writing as Covered Service by a majority of the members of the Company's Board of Directors or by the Company's Chief Executive Officer. Service is deemed to constitute "Covered Service" if it is so designated by the terms in the preceding sentence regardless of whether it shall have been performed prior to, at, or after the time Article Eleven became part of the Company's Certificate of Incorporation. Any person is entitled to rely upon any written confirmation provided by the Company's Chief Executive Officer or by the Company's Board of Directors that service by such person in any capacity specified in such confirmation will constitute Covered Service and to rely upon the protection afforded by Article Eleven in connection with such service.

         Except to the extent the Company shall otherwise expressly agree in writing, the Company is not obligated under Article Eleven to reimburse any person for or otherwise indemnify any person against: (a) any obligation the person may have under any written contract except to the extent such obligation arises by reason of any action taken by such person to satisfy, settle or otherwise deal with any claim against which such person is entitled to indemnification from the Company under Article Eleven or otherwise;

(b) any income taxes payable by reason of salary, bonus or other income or gain actually realized by such person in connection with any Covered Service; (c) any liability imposed by contract or applicable law which is founded on, arises from or is related to activities by such person (or such person's agents or affiliates) which are in competition with any business of the Company or any of its affiliates; and (d) any obligation to pay an amount up to the value personally realized by such person by stealing or by any other action which constitutes a criminal felony. Except as otherwise provided in the Restated Certificate, the Company is not obligated under Article Eleven to indemnify any person in connection with a proceeding (or part thereof) initiated by such person unless such proceeding (or part thereof) was authorized by the Board of Directors of the Company.

         Article Eleven provides that each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director or officer of the Company, agreed to serve as a director or officer of the Company or is or was providing any other Covered Service, whether the basis of such proceeding is alleged action in an official capacity as a director or officer of the Company or in any other Covered Service position, shall, except as otherwise provided tin this Prospectus, be indemnified and held harmless by the Company to the fullest extent authorized by Delaware law against all expense, liability and loss (including attorneys' fees, judgments, fines, excise taxes or penalties arising under the Employee Retirement Income Security Act as amended from time to time and amounts paid in settlement) reasonably incurred or suffered by such person in connection therewith and such indemnification shall continue as to a person who has ceased to be a director or officer of the Company or to provide any other Covered Service and shall inure to the heirs, executors and administrators of such person.

         Article Eleven provides that the Company shall reimburse any Covered Person (as defined tin this Prospectus) for any payment made by such person for any legal fees or other expenses reasonably incurred by such person in order to investigate, evaluate, defend against, pay in full, settle or otherwise deal with (i) any Covered Claim (as defined tin this Prospectus) or (ii) any development or state of facts which could give rise to a Covered Claim.

         Article Eleven also provides that any officer of the Company or any member of its Board of Directors shall have the right and power to execute on behalf of the Company any written contract with any other person providing indemnification or other protection to such other person in connection with service by such other person as a director or officer of the Company or in connection with any other Covered Service by such person, and any such contract shall be legal, valid and binding upon the Company and shall be enforceable against the Company in accordance with its terms to the maximum extent permitted by Article Eleven or by applicable law, if it shall be approved by a majority of the members of the Company's Board of Directors exclusive of the person to whom indemnification is provided by such contract. The rights of any person under any particular contract made in accordance with the provisions of the preceding sentence shall not be impaired or eliminated (i) by reason of the fact that all or any one or more of the members of the Board who approved such contracts shall be parties to contracts affording them similar protection (regardless of when those other contracts shall have been approved or signed) or shall otherwise have been provided with protection similar to that provided in the particular contract or shall be subject to the same claims against which the particular contract is intended to protect or (ii) for any other reason whatsoever. It is expressly intended that each person with whom the Company shall enter into a written contract to provide indemnification or other protection in connection with such person's service as an officer or director of the Company or in connection with other Covered Service by such person shall be entitled to rely upon (and shall conclusively be presumed to have relied upon) the rights which such contract purports to provide to such person. No separate written contract shall however be necessary in order for any person to obtain any indemnification or payment to which Article Eleven purports to entitle such person, and any Covered Person who has no separate contact of any kind with the Company shall be entitled to receive all indemnification, payments and other benefits which the provisions in Article Eleven purport to provide to such Covered Person.

         The rights to indemnification and payment provided by Article Eleven are not exclusive of any other right of any kind which any person may have or at any time acquire under or by reason of any other provision in the Restated Certificate, the Company's By-Laws, any agreement, any law or other action by any governmental authority, or otherwise.

         Article Eleven authorizes the Company to purchase and maintain insurance on behalf of any person who is or was a director or officer of the Company, or is or was serving in any other capacity with the Company, any Employee Plan or any other organization against any expense, liability or loss whether or not the Company would have the power to indemnify such person against such expense, liability or loss under the provisions of Article Eleven, under applicable law or otherwise.

         In addition, Section 145 further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against him and incurred by him in any such capacity, arising out of his status as such, whether or not the corporation would otherwise have the power to indemnify him under
Section 145.

         All of the Company's directors and the officers are covered by insurance policies maintained and held in effect by the Company against certain liabilities for actions taken in such capacities, including liabilities under the Securities Act of 1933.


ITEM 16. Exhibits.  The following exhibits are filed herewith:

Exh.
No.  Description of Exhibit
---  ----------------------

4.1  Amended and Restated Certificate of Incorporation of the Company.(1)

4.2  By-Laws of the Company.(1)

4.3  Specimen certificate representing the Common Stock.(2)

4.4  Rights  Agreement,  dated as of December 15, 1997,  between the Company and
     Harris Trust and Savings Bank, as trustee (including form of rights certificate).(1)

4.5 Certificate of Designation, Preferences and Rights of Junior Participating Preferred Stock, Series A.(1)

5.1  Opinion of Vernon T. Squires.

23.1 Consent of Vernon T. Squires (included in Exhibit 5.1).

23.2 Consent of Arthur Andersen LLP.

24.1 Power of Attorney.

-----------------------
(1) Incorporated by reference to the Company's Current Report on Form 8-K, dated December 19,1997.

(2) Incorporated by reference to Exhibit 4.3 of the Company's Registration Statement on Form S-3 (Registration No. 333-49707).

ITEM 17. Undertakings.

         The undersigned registrant hereby undertakes:

         1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                  (a) To include any prospectus required by Section 10(a)(3) of the Securities Act;

                  (b) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

                  (c) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs 1(a) and 1(b) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the registration statement;

         2. That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered tin this Prospectus, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         4. That, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act, that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered tin this Prospectus, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         5. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

         6. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Exchange Act that is incorporated by reference in the registration statement) shall be deemed to be a new registration statement relating to the securities offered in this

Prospectus, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.


                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Downers Grove, Illinois, on the 27th day of August, 1999.


                               The ServiceMaster Company, As Registrant


                               By:    /S/   VERNON T. SQUIRES
                                      Vernon T. Squires
                                      Senior Vice President and General Counsel


     Pursuant  to  the   requirements  of  the  Securities  Act  of  1933,  this
Registration Statement has been signed on August 27, 1999 by the following persons in the capacities indicated:


               Signature                                        Title
          --------------------             --------------------------------------------------------------------
                   *
                                           Chairman and Director of The ServiceMaster Company
           C. William Pollard

                   *
                                           President, Chief Executive Officer and Director of The ServiceMaster
            Carlos H. Cantu                Company

                   *
                                           Vice Chairman and Director of The ServiceMaster Company
            Charles W. Stair

                   *
                                           Vice Chairman and Director of The ServiceMaster Company
           Phillip B. Rooney

                   *
                                           Director of The ServiceMaster Company
         Paul W. Berezny, Jr.

                   *
                                           Director of The ServiceMaster Company
           Henry O. Boswell

                                      II-6

                   *
                                           Director of The ServiceMaster Company
            Brian Griffiths

                   *
                                           Director of The ServiceMaster Company
           Sidney E. Harris

                   *
                                           Director of The ServiceMaster Company
            Herbert P. Hess

                   *
                                           Director of The ServiceMaster Company
            Michele M. Hunt

                   *
                                           Director of The ServiceMaster Company
          Gunther H. Knoedler

                   *
                                           Director of The ServiceMaster Company
           James D. McLennan

                   *
                                           Director of The ServiceMaster Company
           Vincent C. Nelson

                   *
                                           Director of The ServiceMaster Company
          Dallen W. Peterson

                   *
                                           Director of The ServiceMaster Company
          Steven S Reinemund

                   *
                                           Director of The ServiceMaster Company
          Burton E. Sorensen

                   *
                                           Director of The ServiceMaster Company
           David K. Wessner

     *The undersigned, by signing his name hereto, does sign and execute this Registration Statement pursuant to the Powers of Attorney executed by the above-named officers and directors of The ServiceMaster Company and filed with the Securities and Exchange Commission on behalf of such officers and directors.


By:    /S/   VERNON T. SQUIRES                            Dated: August 27, 1999
     -----------------------------
           Vernon T. Squires
           Attorney-in-Fact


                                  EXHIBIT INDEX


                                                                                    Sequential
Exh.                                                                                   Page
No.                        Document Description                                       Number
---  ---------------------------------------------------------------------------    ----------

4.1  Amended and Restated Certificate of Incorporation of the Company.(1)

4.2  By-Laws of the Company.(1)

4.3  Specimen certificate representing the Common Stock. (2)

4.4  Rights  Agreement,  dated as of December 15, 1997,  between the Company and
     Harris Trust and Savings Bank, as trustee (including form of rights certificate).(1)

4.5  Certificate of Designation,  Preferences and Rights of Junior Participating
     Preferred Stock, Series A.(1)

5.1  Opinion of Vernon T. Squires.                                                    II-9

23.1 Consent of Vernon T. Squires (included in Exhibit 5.1).

23.2 Consent of Arthur Andersen LLP.                                                  II-11

24.1 Power of Attorney.                                                               II-12

-------------------
(1) Incorporated by reference to the Company's Current Report on Form 8-K, dated December 19,1997.

(2) Incorporated by reference to Exhibit 4.3 of the Company's Registration Statement on Form S-3 (Registration No. 333-49707).

                                      II-8